Exhibit 23.1

 Schumacher & Associates, Inc.
Certified Public Accountants
2525 Fifteenth Street, Suite 3H
Denver, CO 80211

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in the Registration Statement of Triton Distribution Systems, Inc. (formerly Petramerica Oil, Inc.) on Form SB-2, of our report dated March 8, 2006, relating to the financial statements of Petramerica Oil, Inc. for the two years ended December 31, 2005 and 2004, and for the period from March 25, 2002 (date of new development stage) to December 31, 2005, and to the use of our name and the statements with respect to us, as appearing under the heading "Experts" in the prospectus.

Schumacher & Associates, Inc.
/s/ Schumacher & Associates, Inc. Schumacher & Associates, Inc.

Denver, Colorado
October 27, 2006